EXHIBIT 4

SUBSCRIPTION AGREEMENT – PROMISSORY NOTE

KULA VENTURES #2 LTD.

KULA VENTURES #2 LTD., a Nevada corporation (hereinafter the "Company") and the undersigned (hereinafter the “Subscriber”) enter into this Subscription Agreement – Promissory Note (“Subscription Agreement”).

WHEREAS:

A.	The Company is a Nevada corporation;

B.	The Company has determined to issue a maximum of $40,000,000 in total principal amount of interest-bearing unsecured promissory notes with repayment terms of, at the election of Subscriber, one of the following: (A) a term of two years bearing simple interest at a rate of 8.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (a “Type A Note”); (B) a term of three years, bearing simple interest at a rate of 9.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (a “Type B Note”; or, (C) a term of five years, bearing simple interest at a rate of 10.0% per annum, with interest only to be paid monthly and the entire principal balance to be repaid at maturity (a “Type C Note”). Interest is to be calculated on the basis of a 360 day year, shall be paid monthly in arrears, without amortization, commencing on the first business day of the second calendar month following the date of issuance of a Note, with the principal and any then remaining unpaid and accrued interest to be paid on maturity;

C.	Notes will be issued in principal increments of $500.00, with a minimum principal amount for each Note upon issuance of $500.00, in substantially the form attached to the Company’s Offering Circular dated [DATE]; and

D.	Subscriber desires to purchase a Note in the principal amount set forth on the signature page hereof.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual promises and covenants hereinafter set-forth, the parties hereto do hereby agree as follows:

The foregoing recitals are incorporated into this Subscription Agreement as if set forth at length and agreed to by the parties.

SUBSCRIPTION

1.1 Subject to the terms and conditions hereinafter set forth, the Subscriber hereby subscribes for and agrees to purchase a Note from the Company of the type and in the principal amount as set forth on the signature page hereof and the Company agrees to sell such a Note to Subscriber in consideration thereof. Upon execution, this subscription shall be irrevocable by Subscriber.

1.2 The purchase price for the Note subscribed to hereunder is payable by the Subscriber contemporaneously with the execution and delivery of this Subscription Agreement.

REPRESENTATIONS AND WARRANTIES BY SUBSCRIBER

2.1 Subscriber hereby acknowledges, represents and warrants to the Company the following:

(A)	Subscriber acknowledges that the purchase of the Notes involves a high degree of risk in that the Company has only recently been organized and may require substantial additional funds;

(B)	Subscriber recognizes that an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Notes;

(C)	Subscriber has such knowledge and experience in finance, securities, investments, including investment in unlisted and unregistered securities, and other business matters so as to be able to protect its interests in connection with this transaction;

(D)	Subscriber acknowledges that no market for the Notes presently exists and none may develop in the future and accordingly Subscriber may not be able to liquidate its investment;

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(E)	Subscriber acknowledges that the Notes are unsecured;

(F)	Subscriber is acquiring the Notes as principal for Subscriber's own benefit;

(G)	Subscriber is not aware of any advertisement of the Notes or any general solicitation in connection with any offering of the Notes; and

(H)	Either: (i) Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended, or (ii) the aggregate purchase price paid by Subscriber is no more than 10% of the greater of Subscriber’s annual income or net worth, not including the value of his or her primary residence, as calculated under Rule 501.

REPRESENTATIONS BY THE COMPANY

3.1 The Company represents and warrants to the Subscriber that:

(A)	The Company is duly organized, existing and in good standing under the laws of the State of Nevada and has the corporate power to conduct the business which it conducts and proposes to conduct.

(B)	Upon issue, the Notes will be valid, binding debt obligations of the Company, enforceable in accordance with their terms.

TERMS OF SUBSCRIPTION

4.1 Upon acceptance of this subscription by the Company, all funds paid hereunder shall be deposited by the Company and immediately available to the Company for its general corporate purposes.

4.2 Notwithstanding the place where this Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Nevada.

4.3 The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Subscription Agreement.

4.4 In the event of any conflict between any provision of this subscription agreement and any term of the Note, the terms of the Note shall control.

4.5 In the event the offering of Notes is over-subscribed, the Company reserves the right to proportionately reduce the principal amount of each Note subscribed for in the Offering and to refund the balance to the subscribers.

4.6 This Subscription Agreement and, upon issuance the Note, contain the entire agreement between the parties with respect to the subject matter hereof. This Subscription agreement may not be amended except by a writing executed by both the Company and the Subscriber.

[signature page to follow]

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IN WITNESS WHEREOF, this Subscription Agreement is executed as of the ___ day of ________ 20__.

Type of Note (CHECK ONE BOX ONLY):	_____	Type A (2 year term, 8.0% per annum)

	_____	Type B (3 year term, 9.0% per annum)

	_____	Type C (5 year term, 10.0% per annum

Principal Amount of Note Subscribed For ($500 minimum, in increments of $500):
Name of Subscriber:
Address of Subscriber:
Subscriber’s SS# or tax ID#:

Signature of Subscriber:

ACCEPTED BY: KULA VENTURES #2 LTD.

Signature of Authorized Signatory: __________________________________

Name of Authorized Signatory: Robert Rink, President

Date of Acceptance: __________________________________

LIMITS ON INVESTMENT AMOUNT

For Subscribers that DO meet the definition of an an “accredited investor” as defined in Rule 501 of Regulation D, as summarized on the attached Certificate of Accredited Investor Status found on the next page, then please initial the correct box on the Certificate and return with your executed Subscription Agreement.

For Subscribers that DO NOT qualify as an “accredited investor” then the maximum amount of your subscription is limited to 10% of the greater of your annual income or net worth. In calculating your net worth: (i) your primary residence shall not be included as an asset; (ii) indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of entering into this Subscription Agreement exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement shall be included as a liability. In calculating your net worth jointly with your spouse, your spouse’s primary residence (if different from your own) and indebtedness secured by such primary residence should be treated in a similar manner.

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CERTIFICATE OF ACCREDITED INVESTOR STATUS

If the Subscriber is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under Section 4(a)(2) of the Securities Act of 1933, as amended, then please initial the box below indicating the basis on which Subscriber is representing his or her status as an “accredited investor”:

A natural person whose net worth[1], either individually or jointly with such person’s spouse, at the time of such person’s purchase, exceeds $1,000,000;

A natural person who had individual income in excess of $200,000, or joint income with your spouse in excess of $300,000, in the previous two calendar years and reasonably expects to reach the same income level in the current calendar year;

A bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

A private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

An organization described in section 501(c)(3) of the Internal Revenue Code, corporation, limited liability company, Massachusetts or similar business trust, or partnership, in each case not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii) under the Act; or

An entity in which all of the equity owners are accredited investors as described above.

_________

1 In calculating your net worth: (i) your primary residence shall not be included as an asset; (ii) indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of entering into this Subscription Agreement exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of entering into this Subscription Agreement shall be included as a liability. In calculating your net worth jointly with your spouse, your spouse’s primary residence (if different from your own) and indebtedness secured by such primary residence should be treated in a similar manner.

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